Hauser+Taylor LLP


The Havana Group, Inc.
5701 Mayfair Road
North Canton, OH 44720

                                                                  March 30, 2001

Dear Sir or Madam:

     This is to confirm that additional time is needed to complete the audit of the Financial Statements of The Havana Group, Inc. as of December 31, 2000 and the year then ended.



                                                           /s/ Hauser+Taylor LLP